                                                                    EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                                           Year
                                                     -------------------------------------------------------------------------------
                                                        2002             2001              2000              1999             1998
                                                     ---------        ---------         ---------         ---------        ---------
Fixed charges:
    Interest expense (1)                             $     331        $     453         $     492         $     245        $     301
    Distributions on preferred securities of
        subsidiary trust, net of income taxes               26               26                26                26               26
    Estimated interest portion of rents                     34               34                31                27               21
                                                     ---------        ---------         ---------         ---------        ---------
        Total fixed charges                          $     391        $     513         $     549         $     298        $     348
                                                     =========        =========         =========         =========        =========
Income:
    Income from operations before income
        taxes and distributions on preferred
        securities of subsidiary trust               $     490        $     419         $     611         $   1,030        $     763
    Fixed charges (2)                                      365              487               523               272              322
                                                     ---------        ---------         ---------         ---------        ---------
        Adjusted income                              $     855        $     906         $   1,134         $   1,302        $    1085
                                                     =========        =========         =========         =========        =========
Ratio of income to fixed charges                          2.19             1.77              2.07              4.37             3.12
                                                     =========        =========         =========         =========        =========

------------------------

(1) Includes interest unrelated to borrowings of $3 million in 1999 and $16 million in 1998.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.